Exhibit (h)(6)(i)

FUND OF FUNDS INVESTMENT AGREEMENT

THIS FUND OF FUNDS INVESTMENT AGREEMENT, dated as of January 19, 2022 (the “Agreement”), by and among the Acquiring Funds, severally and not jointly (each, an “Acquiring Fund”), and the Acquired Funds, severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Funds, the “Funds”), listed on Schedule A.

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

1. Terms of Investment.

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) Timing/advance notice of redemptions. The Acquiring Funds will use reasonable efforts to spread large redemption requests over multiple days or to provide advance notification of redemption requests to the Acquired Fund whenever practicable and consistent with the Acquiring Fund’s best interests. Each Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(ii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Funds will provide summary information regarding the anticipated timeline of their investments in the Acquired Fund and the scale of their contemplated investments in the Acquired Fund.

(b) In order to assist the Acquiring Funds’ investment adviser with evaluating the complexity of the structure and fees and expenses associated with their investments in an Acquired Fund, each Acquired Fund shall provide the Acquiring Funds with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Funds with reference to the Rule.

2. Representations of the Acquired Funds.

In connection with any investments by the Acquiring Funds in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), each Acquired Fund agrees to:

a. Limit its acquisition of securities of investment companies and companies that would be investment companies but for the exclusion from the definition of investment company in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act to an aggregate amount that does not exceed 10% of the Acquired Fund’s total assets, exclusive of investments in (A) reliance on Section 12(d)(1)(E) of the 1940 Act; (B) reliance on Rule 12d1-1 under the 1940 Act; (C) a subsidiary that is wholly-owned and controlled by the Acquired Fund; (D) securities received as a dividend or as a result of a plan of reorganization of a company; or (E) securities of another investment company received pursuant to exemptive relief from the SEC to engage in interfund borrowing and lending transactions;

b. Disclose in its registration statement that it is subject to the 10% limitation set forth in Section 2(a) of this Agreement;

c. Comply with the conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquired Fund;

d. Comply with its obligations under this Agreement; and

e. Promptly notify the Acquiring Funds if such Acquired Fund fails to comply with the Rule with respect to investments by the Acquiring Funds, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3. Representations of the Acquiring Funds.

In connection with any investments by the Acquiring Funds in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), each Acquiring Fund agrees to:

a. Comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquiring Fund;

b. Comply with its obligations under this Agreement; and

c. Promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the Rule with respect to its investments in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4. Indemnification.

(a) Each Acquiring Fund, severally and not jointly, agrees to hold harmless, indemnify and defend the Acquired Funds and the Acquired Trust, including any of their principals, directors or trustees, officers, employees and agents (each an “Acquired Fund Agent”), against and from any and all losses, expenses or liabilities incurred by or claims or actions (collectively, “Claims”) asserted against the Acquired Funds and/or the Acquired Trust, including any Acquired Fund Agent, to the extent any such Claims result from (i) a violation or alleged violation by an Acquiring Fund or any principals, directors or trustees, officers, employees or agents of the Acquiring Fund (each an “Acquiring Fund Agent”) of any provision of this Agreement, or (ii) a violation or alleged violation by an Acquiring Fund or an Acquiring Fund Agent of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending any such Claims.

(b) Each Acquired Fund, severally and not jointly, agrees to hold harmless, indemnify and defend the Acquiring Funds and the Acquiring Trust, including any of their principals, directors or trustees, officers, employees and agents (each an “Acquiring Fund Agent”), against and from any and all losses, expenses or liabilities incurred by or claims or actions (collectively, “Claims”) asserted against the Acquiring Funds and/or the Acquiring Trust, including any Acquiring Trust Agent, to the extent any such Claims result from (i) a violation or alleged violation by an Acquired Fund or any principals, directors or trustees, officers, employees or agents of the Acquired Fund (each an “Acquired Fund Agent”) of any provision of this Agreement, or (ii) a violation or alleged violation by an Acquired Fund or an Acquired Fund Agent of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending any such Claims.

(c) No party to this Agreement shall be liable under this indemnification provision with respect to any special or consequential damages or any losses, claims, damages, or liabilities to which an indemnified party would otherwise be subject by reason of such indemnified party’s willful misfeasance, bad faith, or gross negligence in the performance of such indemnified party’s duties or by reason of such indemnified party’s reckless disregard of its obligations or duties under this Agreement or the Rule.

5. Term and Termination; Assignment; Amendment.

a. This Agreement shall be effective for the duration of the Acquiring Funds’ and the Acquired Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 5(b).

b. This Agreement shall continue until terminated in writing by either party upon sixty (60) days’ notice to the other party. Upon termination of this Agreement, the Acquiring Funds may not purchase additional shares of the Acquired Funds beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

c.	This Agreement may not be assigned by either party without the prior written consent of the other.

d.	This Agreement may be amended only by a writing that is signed by each affected party.

6. Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Funds:

Natalie Wagner

c/o Natixis Investment Managers

888 Boylston Street

Boston, MA 02199

Email: Natalie.Wagner@natixis.com

With a copy to:

John DelPrete

Attn: Legal Dept.

Natixis Investment Managers

888 Boylston Street

Boston, MA 02199

Email: John.DelPrete@natixis.com

If to the Acquired Funds:

Michael Kardok

Attn: Fund Administration Dept.

Natixis Investment Managers

888 Boylston Street

Boston, MA 02199

Email: Michael.Kardok@natixis.com

With a copy to:

Natalie Wagner

c/o Natixis Investment Managers

888 Boylston Street

Boston, MA 02199

Email: Natalie.Wagner@natixis.com

John DelPrete

Attn: Legal Dept.

Natixis Investment Managers

888 Boylston Street

Boston, MA 02199

Email: John.DelPrete@natixis.com

7. Miscellaneous.

a. In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Funds that are involved in the matter in controversy and not to any other series of the Trust.

b. In any action involving the Acquired Funds under this Agreement, the Acquiring Funds agree to look solely to the individual Acquired Funds that are involved in the matter in controversy and not to any other series of the Acquired Trust.

c. In the case of the Acquiring Funds, a copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of the Acquiring Funds shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the Acquiring Funds.

d. In the case of the Acquired Funds, a copy of the applicable Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of the Acquired Funds shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the Acquired Funds.

e. Any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the state courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts, and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

f. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

g. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

h. This Agreement may be executed by the parties hereto in one or more counterparts, and, if so executed, the separate instruments shall constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NATIXIS SUSTAINABLE FUTURE 2015 FUND
NATIXIS SUSTAINABLE FUTURE 2020 FUND
NATIXIS SUSTAINABLE FUTURE 2025 FUND
NATIXIS SUSTAINABLE FUTURE 2030 FUND
NATIXIS SUSTAINABLE FUTURE 2035 FUND
NATIXIS SUSTAINABLE FUTURE 2040 FUND
NATIXIS SUSTAINABLE FUTURE 2045 FUND
NATIXIS SUSTAINABLE FUTURE 2050 FUND
NATIXIS SUSTAINABLE FUTURE 2055 FUND
NATIXIS SUSTAINABLE FUTURE 2060 FUND
NATIXIS SUSTAINABLE FUTURE 2065 FUND each a series of Natixis Funds Trust IV

Name of Authorized Signer

Print: Natalie Wagner

Signature:	/s/ Natalie Wagner
Title: Chief Compliance Officer and Chief Legal Officer

MIROVA INTERNATIONAL SUSTAINABLE EQUITY FUND

MIROVA GLOBAL GREEN BOND FUND each a series of Natixis Funds Trust I

LOOMIS SAYLES LIMITED TERM GOVERNMENT AND AGENCY FUND, a series of Loomis Sayles Funds II

LOOMIS SAYLES INFLATION PROTECTED SECURITIES FUND, a series of Loomis Sayles Funds I

Name of Authorized Signer

Print: Michael Kardok

Signature:	/s/ Michael Kardok
Title: Treasurer

SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring Funds	Acquired Funds

Natixis Sustainable Future 2015 Fund

Natixis Sustainable Future 2020 Fund

Natixis Sustainable Future 2025 Fund

Natixis Sustainable Future 2030 Fund

Natixis Sustainable Future 2035 Fund

Natixis Sustainable Future 2040 Fund

Natixis Sustainable Future 2045 Fund

Natixis Sustainable Future 2050 Fund

Natixis Sustainable Future 2055 Fund

Natixis Sustainable Future 2060 Fund

Natixis Sustainable Future 2065 Fund

each a series of Natixis Funds Trust IV

Mirova International Sustainable Equity Fund

Mirova Global Green Bond Fund

each a series of Natixis Funds Trust I

Loomis Sayles Limited Term Government and Agency Fund, a series of Loomis Sayles Funds II

Loomis Sayles Inflation Protected Securities Fund, a series of Loomis Sayles Funds I